                                                                    EXHIBIT 99.1

[INTERVOICE, INC. LOGO]
                                                                    NEWS RELEASE
FOR IMMEDIATE RELEASE


CONTACTS
InterVoice, Inc.                         M/C/C
Rob-Roy Graham                           Jim Terry
(972) 454-8712                           (972) 480-8383 x228
                                         jim_terry@mccom.com


32-99

              INTERVOICE COMPLETES MERGER WITH BRITE VOICE SYSTEMS

DALLAS, AUG. 13, 1999 - InterVoice, Inc. (NASDAQ: INTV) today completed its merger with Brite Voice Systems, Inc. The resultant company is the world's leading supplier of high-tech call automation hardware and services for both corporate and telecommunications markets. InterVoice stock trades on the Nasdaq Stock Market under the symbol INTV.

InterVoice plans to change its name to InterVoice-Brite, Inc. at its shareholder meeting scheduled for August 17, 1999.

In connection with the merger, each remaining share of Brite's stock was exchanged for 95.71% of an InterVoice share. The exchange ratio was determined based on the average closing price of an InterVoice share for 25 trading days preceding the merger. As a result of the merger, the number of outstanding shares of InterVoice stock will increase from approximately 29,005,932 shares to approximately 31,986,257 shares. Brite's stock (NASDAQ: BVSI) has ceased trading as a result of the merger.

Based in Dallas, the combined company is ISO 9001 certified, employs approximately 1,400 workers, holds 38 patents and has 30 satellite offices in the Americas, Europe and Asia-Pacific. The company's products are installed at more than 16,000 sites in over 65 countries. InterVoice and Brite posted combined annual revenues of approximately $273 million last year.

"With today's merger, there is clearly a strong leader in the field of call automation," said Daniel D. Hammond, the company's Chairman and CEO. "Separately, the companies had complementary technologies and markets, which means the new company is well positioned to attack the global call automation market."

InterVoice and Brite have each pioneered many of the technologies and solutions that are central to the call automation marketplace. Founded in 1983, InterVoice focused primarily on the North American market, building a strong reputation as the world's leading provider of interactive voice response (IVR) systems. Brite was formed in 1984 and became a well-respected supplier of revenue- generating service solutions for telecommunications providers, forging a leadership role around the world.



                                     -more-

                        INTERVOICE/BRITE MERGER, PAGE 2



The combined company has the experience that corporate customers and telecommunications providers need if they are to increase revenues, decrease costs, reduce time-to-market and deliver quality customer service -- all of which are needed to remain competitive.

The combined products and services of InterVoice and Brite include IVR solutions for both enterprise and telecommunications deployments, sophisticated call center solutions, speech recognition and Internet telephony products, and enhanced service solutions that can be tailored to meet the specific needs of telecommunications providers . The combined company is the world's leading supplier of call automation products and services for corporate and telecommunications markets. The company's technology helps corporate users automate customer service by allowing end-users to access information through interactive self-service applications. The company's products also bring telecommunications providers revenue-generating services that decrease costs and increase subscriber loyalty. Company information is available on the World Wide Web at http://www.intervoice-brite.com.

Certain statements within this news release may be considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include projections regarding future market growth and are based upon the company's current expectations and assumptions which are subject to unknown risks that may cause the actual results to be materially different from such projections



                                      ###